UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 10, 2010

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,
New York, New York
10019

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Departure of Certain Officers.

On October 10, 2010, Stephen M. Swad, the Executive Vice President and Chief Financial Officer of Comverse Technology, Inc. (the “Company”), tendered his resignation from employment with the Company, effective November 9, 2010 (the “Termination Date”), with his resignation as Chief Financial Officer effective immediately.

(c)           Appointment of Certain Officers.

Also on October 10, 2010, the Board appointed (i) Joel Legon, the Company’s Chief Accounting Officer, to the position of Senior Vice President and Interim Chief Financial Officer, and (ii) Mr. Swad as Special Advisor to the Chief Executive Officer, who agreed to serve in such capacity until the Termination Date.

Prior to his appointment as Senior Vice President and Interim Chief Financial Officer, Mr. Legon, age 59, served as the Company’s Chief Accounting Officer since February 2009.  Prior to joining the Company, Mr. Legon served in several finance roles at Avid Technology, Inc. from March 2006 through December 2008, including as its Vice President and Principal Accounting Officer from July 2008 to December 2008, Chief Financial Officer from December 2007 to July 2008, Chief Financial Officer and Principal Accounting Officer from July 2007 to December 2007, Acting Chief Financial Officer and Vice President, Corporate Controller and Principal Accounting Officer from March 2007 to July 2007 and Vice President, Corporate Controller and Principal Accounting Officer from March 2006 to March 2007.  From January 1998 through March 2006, Mr. Legon served in several finance roles, including Senior Vice President and Corporate Controller from January 2004 to March 2006 at Parametric Technology Corporation. Prior to that, Mr. Legon held finance positions at Computervision, Inc., NEC Corporation of America, Chesebrough-Ponds USA Co. and Richardson-Vicks Inc.  Mr. Legon serves as a director of Ulticom, Inc.  Mr. Legon is a Certified Public Accountant in the State of Connecticut and holds a B.A. in Business Administration from the University of Oklahoma.

(e)           Compensatory Arrangements of Certain Officers.

Stephen M. Swad

Pursuant to provisions of the Employment Agreement, dated May 2, 2009, between Mr. Swad and the Company (the “Swad Employment Agreement”), in connection with his resignation of employment, Mr. Swad will be entitled to receive (i) his base salary earned but not paid prior to the date of termination and (ii) any amounts earned, accrued or owing to Mr. Swad but not yet paid in respect of employee benefit programs, reimbursement of business expenses, perquisites and unused vacation days.  The terms of the Swad Employment Agreement were disclosed previously in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2009, and such disclosure is incorporated herein by reference.

Joel Legon

Mr. Legon is currently a party to a letter agreement (“Agreement”), dated February 13, 2009, with the Company, that provides for Mr. Legon’s employment as Chief Accounting

Officer.  On October 10, 2010, the Board approved certain changes to the terms of Mr. Legon’s employment with the Company in connection with his appointment as Senior Vice President and Interim Chief Financial Officer.  The Board set Mr. Legon’s annual base salary at $400,000 (“Annual Base Salary”), with an annual additional supplemental payment of $14,000 payable as additional salary, effective October 10, 2010, his on-target bonus opportunity in respect of the fiscal year ending January 31, 2011 (“fiscal 2010”) at $200,000 (“Target Bonus”) and his maximum bonus opportunity for fiscal 2010 at $300,000, pro rated for the remainder of the fiscal year.  Mr. Legon will continue to be entitled to participate in certain of the Company’s employee welfare, health care and other benefit plans as may be offered from time to time to other similarly situated employees.  Mr. Legon will continue to be eligible to participate in any plan or arrangement offered from time to time to other similarly situated employees with respect to severance upon termination of employment.  The Board also determined that if Mr. Legon is terminated by the Company without cause, he is entitled to a lump sum payment equal to the sum of (i) 50% of Annual Base Salary and (ii) 50% of Target Bonus.  Mr. Legon will continue to be eligible to participate in the Company’s Executive Severance Protection Plan (the “ESPP”) applicable to other senior level executives of the Company under enhanced terms.  Pursuant to the ESPP, if a change of control occurs, and Mr. Legon is terminated without cause (as such term is defined therein), under certain circumstances, Mr. Legon would be eligible to receive (i) 100% of the Annual Base Salary and 100% of the Target Bonus; (ii) health care and other benefits as required under local law; and (iii) accelerated vesting of all outstanding equity incentive awards.  Mr. Legon remains subject to certain confidentiality, restrictive covenants and intellectual property assignment provisions.

In addition, on October 10, 2010, the Board approved the grant of a deferred stock unit (“DSU”) award to Mr. Legon of 45,000 shares of the Company’s common stock, $0.10 par value per share, under the Company’s 2004 Stock Incentive Compensation Plan.  The DSU award represents the right to receive one share of the Company’s common stock at the end of the applicable deferral period.  The DSU award is scheduled to vest as to 40% on the first anniversary of the date of grant and 30% on the second and third anniversaries of the date of grant, subject to accelerated vesting under certain circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMVERSE TECHNOLOGY, INC.

Date: October 12, 2010	By:	/s/ Shefali A. Shah
	Name:	Shefali A. Shah
	Title:	Senior Vice President, General Counsel and Corporate Secretary